US-DOCS\152079155.4 140 Scott Drive Menlo Park, California 94025 Tel: +1.650.328.4600 Fax: +1.650.463.2600 www.lw.com FIRM / AFFILIATE OFFICES Austin Milan Beijing Munich Boston New York Brussels Orange County Century City Paris Chicago Riyadh Dubai San Diego Düsseldorf San Francisco Frankfurt Seoul Hamburg Silicon Valley Hong Kong Singapore Houston Tel Aviv London Tokyo Los Angeles Washington, D.C. Madrid July 17, 2024 Wag! Group Co. 55 Francisco Street, Suite 360 San Francisco, CA 94133 Re: Registration Statement on Form S-3 (Registration No. 333-274374) – Public Offering of 7,407,407 Shares of Common Stock of Wag! Group Co. To the addressee set forth above: We have acted as special counsel to Wag! Group Co, a Delaware corporation (the “Company”), in connection with the proposed issuance of up to 7,407,407 shares (the “Shares”) of common stock, $0.0001 par value per share. The Shares are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on September 6, 2023 (Registration No. 333- 274374) (the “Registration Statement”), and are being offered pursuant to a base prospectus dated September 13, 2023 (the “Base Prospectus”), a preliminary prospectus supplement dated July 16, 2024 filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Preliminary Prospectus”) and a prospectus supplement dated July 17, 2024 filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”). The Shares are being sold pursuant to an underwriting agreement, dated July 17, 2024, by and among Craig-Hallum Capital Group LLC and the Company (the “Underwriting Agreement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the Preliminary Prospectus or the Prospectus, other than as expressly stated herein with respect to the issuance of the Shares. As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws. Exhibit 5.1

July 17, 2024 Page 2 US-DOCS\152079155.4 Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Underwriting Agreement, the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL. This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated July 17, 2024 and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder. Sincerely, /s/ Latham & Watkins LLP